GE Family of Mutual Funds: 17g-1 Calculation

Fund Name	AUM at 9/30/11	Amount of Bond

GE Institutional Funds
GE Inst. Strategic Investment Fund	$627,924,237	$1,000,000
GE Inst. Premier Growth Equity Fund	$222,795,424	$750,000
GE Inst. U.S. Equity Fund	$524,710,981	$900,000
GE Inst. U.S. Large-Cap Core Equity Fund (formerly the Core Value Equity Fund)	$162,308,293	$750,000
GE Inst. International Equity Fund	$2,218,843,100	$2,100,000
GE Inst. Income Fund	$375,814,090	$750,000
GE Inst. Money Market Fund	$777,158,460	$1,000,000
GE Inst. S&P 500 Index Fund	$27,387,341	$300,000
GE Inst. Small-Cap Equity Fund	$758,027,169	$1,250,000

GE Investments Funds, Inc.
GEI Total Return Fund	$2,515,818,077	$2,100,000
GEI Mid-Cap Equity Fund	$69,318,511	$450,000
GEI Premier Growth Equity Fund	$35,950,612	$400,000
GEI U.S. Equity Fund	$29,056,267	$300,000
GEI Core Value Equity Fund	$14,962,357	$225,000
GEI International Equity Fund	$9,805,229	$200,000
GEI Income Fund	$51,511,249	$400,000
GEI Money Market Fund	$247,944,605	$750,000
GEI S&P 500 Index Fund	$167,338,891	$600,000
GEI Small-Cap Equity Fund	$41,342,238	$400,000
GEI Real Estate fund	$67,636,448	$400,000

Elfun Funds and S&S Funds
Elfun Diversified Fund	$201,991,130	$600,000
Elfun Trusts	$1,519,423,394	$1,500,000
Elfun International Equity Fund	$239,238,786	$600,000
Elfun Income Fund	$362,537,172	$750,000
Elfun Tax-Exempt Income Fund	$1,710,720,351	$1,500,000
Elfun Money Market Fund	$186,510,190	$600,000
GE S&S U.S. Equity Fund (formerly GE S&S Program Mutual Fund)	$3,274,321,189	$2,100,000
GE S&S Income Fund	$2,695,842,585	$1,900,000

Total	$19,136,238,376	$24,575,000